Exhibit 4.1

CERTIFICATE OF DESIGNATION OF

RIGHTS, REFERENCES AND PRIVILEGES OF

SERIES E CONVERTIBLE PREFERRED STOCK OF

BIOHITECH GLOBAL, INC.

To Be Designated

Series E Convertible Preferred Stock

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board of Directors”) of BioHiTech Global, Inc., a Delaware corporation (the “Company”), at a meeting duly convened and held, at which a quorum was present and acting throughout:

RESOLVED, that pursuant to the authority conferred on the Board of Directors by the Company’s Certificate of Incorporation, the issuance of a series of preferred stock, par value $0.0001 per share, of the Company which shall consist of Seven Hundred Fourteen Thousand Five Hundred Nineteen (714,519) shares of convertible preferred stock be, and the same hereby are, authorized; and the officers of the Company be, and he hereby are, authorized and directed to execute and file with the Secretary of State of the State of Delaware a Certificate of Designation of Preferred Stock (the “Certificate of Designations”) of the Company fixing the designations, powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in the Article of Incorporation which may be applicable to the Company’s preferred stock), as follows:

1.       Number of Shares; Designation. A total of Seven Hundred Fourteen Thousand Five Hundred Nineteen (714,519) shares of preferred stock, par value $0.0001 per share, of the Company are hereby designated as Series E Convertible Preferred Stock (the “Series E Preferred Stock”).

2.       Ranking. With respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company, except with respect to the Senior Preferred Stock (as defined in Section 11 below) or any future series of preferred stock of pari passu rank to the Series E Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (collectively, the “Parity Stock”), all other shares of Capital Stock of the Company shall be junior in rank to all Series E Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (collectively, the “Junior Stock”). The rights of all such shares of Junior Stock of the Company shall be subject to the rights, powers, preferences and privileges of the Series E Preferred Stock. In the event of the merger or consolidation of the Company with or into another corporation, the Series E Preferred Stock shall maintain their relative rights, powers, preferences, privileges, and designations provided for herein and no such merger or consolidation shall result inconsistent therewith.

3.       Dividends. In addition to any adjustments pursuant to Section 4(f), the Holders shall, as holders of Series E Preferred Stock, be entitled to receive such dividends paid and distributions made to the holders of shares of Common Stock to the same extent as if such Holders had converted each Series E Preferred Stock held by each of them into shares of Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of shares of Common Stock (provided, however, to the extent that a Holder’s right to participate in any such dividend or distribution would result in such Holder exceeding the Beneficial Ownership Limitation (as defined in Section 5 below), then such Holder shall not be entitled to participate in such dividend or distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such dividend or distribution to such extent) and such dividend or distribution to such extent shall be held in abeyance for the benefit of such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Maximum Percentage).

4.	Conversion.

(a)       Right to Convert. Each Holder shall have the right to convert, at any time and from time to time, all or any part of the Series E Preferred Stock held by such Holder into such number of fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) as is determined in accordance with the terms hereof (a “Conversion”).

(b)       Conversion Rate. Each share of Series E Preferred Stock shall be convertible at the option of the Holder thereof, at any time and from time to time, and without any further consideration, into such number of fully paid and nonassessable shares of Common Stock at a conversion rate equal to one (1) fully paid and nonassessable share of Common Stock per each share of Series E Preferred Stock converted (the “Conversion Rate”), subject to adjustment as provided in Section 4(g).

(c)       Conversion Upon Issuance. Immediately following the issuance of the Certificate of the Series E Preferred Stock to the new Holder, whether in book entry form or physical certificate, the Company shall automatically and without any action on the part of the Holder, convert 150,000 shares of Series E Preferred Stock into 150,000 shares of Common Stock in the manner set forth in Section 4(d), except that no Conversion Notice (as defined below) shall be required.

(d)       Mechanics of Conversion.

(i)       Holder’s Conversion. Subject to the provisions of Section 5, to convert shares of Series E Preferred Stock into validly issued, fully paid and non-assessable shares of Common Stock on any date (a “Conversion Date”), a Holder shall deliver (via electronic mail), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of Series E Preferred Stock subject to such conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company. If required by Section 4(d)(iii), within three (3) Business Days following a conversion of any such Series E Preferred Stock as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original certificates representing the share(s) of Series E Preferred Stock (the “Preferred Share Certificates”) so converted as aforesaid.

(ii)       Record Holder. The Person or Persons entitled to receive the Conversion Shares issuable upon a conversion of Series E Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iii)       Book-Entry. Notwithstanding anything to the contrary set forth in this Section 4, upon conversion of any Series E Preferred Stock in accordance with the terms hereof, no Holder thereof shall be required to physically surrender the certificate representing the Series E Preferred Stock to the Company following conversion thereof unless (A) the full or remaining number of Series E Preferred Stock represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Company as contemplated by this Section 4(d)(iii) or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series E Preferred Stock upon physical surrender of any Series E Preferred Stock. Each Holder and the Company shall maintain records showing the number of Series E Preferred Stock so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the certificate representing the Series E Preferred Stock upon each such conversion. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series E Preferred Stock, the number of Series E Preferred Stock represented by such certificate may be less than the number of Series E Preferred Stock stated on the face thereof. Each certificate for Series E Preferred Stock shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATION RELATING TO THE SHARES OF SERIES E PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 4(b)(iii) THEREOF. THE NUMBER OF SHARES OF SERIES E PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES E PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 4(b)(iii) OF THE CERTIFICATE OF DESIGNATION RELATING TO THE SHARES OF SERIES E PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(iv)       Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of Series E Preferred Stock.

(e)       Upon the event of a liquidation, dissolution, or winding up of the Company, the conversion rights of the Series E Preferred Stock shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the Holders.

(f)       Delivery of Conversion Shares. The Company shall, no later than the close of business on the third (3rd) Business Day following the later of the date on which the Company receives a Conversion Notice from a Holder, and the date on which the Company receives the related Series E Preferred Stock certificate to the extent required by Section 4(d)(iii) (such third Business Day, the “Delivery Date”), issue and deliver or cause to be delivered to such Holder the number of Conversion Shares determined pursuant to Section 4(b) above.

(g)       Adjustments. The Conversion Rate shall be subject to adjustment from time to time as follows:

(i)       In the event that the Company shall (A) pay a dividend or make a distribution, in shares of Common Stock, on any class of Capital Stock of the Company (B) split or subdivide its outstanding Common Stock into a greater number of shares, or (C) combine its outstanding Common Stock into a smaller number of shares, then in each such case the Conversion Rate in effect immediately prior thereto shall be proportionally adjusted so that the Holder of each share of the Series E Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such Holder would have owned or have been entitled to receive after the occurrence of any of the events described above had such share of the Series E Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 4(g)(i) shall become effective immediately after the close of business on the record date in the case of a dividend or distribution and shall become effective immediately after the close of business on the effective date in the case of such subdivision, split or combination, as the case may be. Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under clause (ii).

(ii)       No adjustment in the Conversion Rate shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Rate then in effect; provided, however, that any adjustments that by reason of this Section 4(g)(ii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4(g) shall be made to the nearest cent or nearest 1/100th of a share.

(iii)       In the event that, at any time as a result of an adjustment made pursuant to Section 4(g)(i) above, the Holder thereafter surrendered for conversion shall become entitled to receive any shares of Capital Stock of the Company other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of the Series E Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 4(g)(i) above, and the other provisions of this Section 4(g) with respect to the Common Stock shall apply on like terms to any such other shares.

(h)       In case of any reclassification of the Common Stock (other than in a transaction to which Section 4(g)(i) applies), any consolidation of the Company with, or merger of the Company into, any other entity, any merger of another entity into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), Change of Control (as defined below), any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange, pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the Holder of each share of the Series E Preferred Stock then outstanding shall have the right thereafter, during the period such share shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer, Change of Control, or share exchange by a holder of the number of shares of Common Stock of the Company into which a share of the Series E Preferred Stock might have been converted immediately prior to the reclassification, consolidation, merger, sale, transfer, Change of Control, or share exchange assuming that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction, subject to adjustment as provided in paragraph 4(f above following the date of consummation of such transaction. As a condition to any such transaction, the Company or the person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Company’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to (i) establish such right and (ii) ensure that any such transaction does not, in and of itself, effect the holders’ rights to the Stated Value. The certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments consolidation, merger, sale, transfer or share exchange assuming that such holder of Common Stock provided for in this Section 4. The provisions of this Section 4(g) shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(i)       If:

(i)       the Company shall take any action which would require an adjustment in the Conversion Rate pursuant to Section 4; or

(ii)       the Company shall authorize the granting to the holders of its Common Stock generally of rights, warrants or options to subscribe for or purchase any shares of any class or any other rights, warrants or options; or

(iii)       there shall be any reclassification or change of the Common Stock (other than a subdivision or combination of its outstanding Common Stock or a change in par value) or any consolidation, merger or statutory share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or the sale or transfer of all or substantially all of the assets of the Company; or

(iv)       there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, the Company shall cause to be delivered to each Holder, as promptly as possible, but at least twenty (20) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, warrants or options or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights, warrants or options are to be determined, or (B) the date on which such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 4(h).

(j)       The Company shall promptly cause a notice of an adjusted Conversion Rate to be delivered to each Holder and the transfer agent for the Capital Stock of the Company.

(k)       In any case in which Section 4 provides that an adjustment shall become effective immediately after a record date for an event and the date fixed for such adjustment pursuant to paragraph 4(e) occurs after such record date but before the occurrence of such event, the Company may defer until the actual occurrence of such event issuing to the Holder of any Series E Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment.

(l)       Subject to paragraph 4 hereof, the Company shall at all times reserve and keep available for issuance upon the conversion of the shares of the Series E Preferred Stock the maximum number of each of its authorized but unissued shares of Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of the Series E Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock, or any other actions necessary or desirable, if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of the Series E Preferred Stock.

5.       Limitations on Conversion. The Company shall not effect any conversion of the Series E Preferred Stock, and the Holder shall not have the right to convert any portion of the Series E Preferred Stock, pursuant to Section 4 or otherwise, to the extent that after giving effect to such issuance after conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised shares of Series E Preferred Stock beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith.   To the extent that the limitation contained in this Section 5 applies, the determination of whether the Series E Preferred Stock is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of the Series E Preferred Stock is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether the Series E Preferred Stock is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of the Series E Preferred Stock is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series E Preferred Stock, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported.  The “Beneficial Ownership Limitation” shall be 9.99%.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

6.       Redemption. The shares of the Series E Preferred Stock shall be subject to redemption by the Holder in accordance with the provisions of this Section 6.

(a)       Redemption by the Holder. On any date after February 15, 2019 (the “Measuring Date”) and before February 21, 2019 (the “Redemption Trigger Period”), if and only if, the Holder has not sold, traded, or transferred for consideration, a number of Conversion Shares in an amount equal to or greater than the Minimum Proceeds Amount up to the Measuring Date (the “Triggering Event”) the Holder shall have the right to require the Company and the Company shall be obligated to redeem for cash (the “Obligation”), from any source of funds legally available therefore, a number of shares of Series E Preferred Stock equal to the Minimum Proceeds Amount less the Conversion Shares Proceeds Amount divided by the per share Redemption Price.

(b)       Mechanics of Redemption.

(i)       During the Redemption Trigger Period, the Holder may deliver written notice (a “Redemption Notice”) to the Company, via facsimile or electronic mail, of the Triggering Event along with (A) any and all account statements setting forth in detail reasonably satisfactory to the Company of the Conversion Shares Proceeds Amount and (B) the number of Series E Preferred Stock the Holder is requesting the Company redeem (the “Redemption Shares”) and the applicable Redemption Price. Failure to provide such Redemption Notice during the Redemption Trigger Period will cause all redemption rights under this Section 6 to terminate.

(ii)       The Company shall have three (3) Business Days after receipt of the Redemption Notice to advise the Holder in writing via facsimile or electronic mail that the Company disputes the calculation of the Conversion Shares Proceeds Amount or the number of Redemption Shares redeemable by the Company (the “Redemption Amount”). The Company shall promptly (no later than two (2) Business Days) pay to the Holder any portion of the Redemption Amount that is not disputed and shall advise the Holder of the disputed Redemption Amount within two (2) Business Days following the Company’s receipt of such Holder’s Redemption Notice and submit the disputed calculations to a nationally-recognized accounting firm (other than any accounting firm then engaged to render audit or consulting services to the Company) mutually acceptable between the Company and the Holder. The Company shall cause such accountant to calculate the Conversion Shares Proceeds Amount and the Redemption Amount payable to the Holder and to notify the Company and such Holder of the results in writing no later than three (3) Business Days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be reasoned and deemed conclusive absent manifest error, provided that if such accounting firm is unable to deliver a reasoned calculation within ten (10) Business Days following the Company’s dispute notice to the Holder, then Holder’s calculation shall be deemed confirmed and final. The fees of any such accountant shall be borne by the Company.

(c)       Termination of Rights Upon Redemption. All shares of the Series E Preferred Stock redeemed as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the right, to receive dividends, shall immediately cease and terminate on redemption, except only the right of the Holder to receive the Redemption Amount. Any shares of Series E Preferred Stock so redeemed shall be retired and canceled and shall not be reissued shares of Series E Preferred Stock, but shall have the status of authorized but unissued shares of Preferred Stock, undesignated as to any series.

(d)       Remedies of Default upon the Company’s Failure to Redeem. In the event of default by the Company to pay the Obligation described in this Section 6, then to the extent permitted by law, Holder may declare the Obligation immediately due and payable, whereupon the Obligation shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company to the fullest extent permitted by law.

7.       Voting Rights. Except as set forth in this Certificate of Designation, Holders of the Series E Preferred Stock shall have no voting rights as to matters to which shareholders of the Company are entitled to vote.

8.       Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, an amount per Series E Preferred Stock equal to the Stated Value on the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series E Preferred Stock and all holders of shares of Parity Stock. To the extent necessary, the Company shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 8. All the preferential amounts to be paid to the Holders under this Section 8 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 8 applies.

9.       Consent to Change the Terms of or Issue Series E Preferred Stock. In addition to any other rights provided by law, except where the vote or written consent of the Holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the written consent of the Required Holders, voting together as a single class, the Company shall not amend or repeal any provision of, or add any provision to, its Certificate of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series E Preferred Stock, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; provided, however, the Company shall be entitled, without the consent of the Required Holders unless such consent is otherwise required by the DGCL, to (a) amend the Certificate of Incorporation to effectuate one or more reverse stock splits of its issued and outstanding Common Stock; (b) purchase, repurchase or redeem any shares of capital stock of the Company junior in rank to the Series E Preferred Stock (other than pursuant to equity incentive agreements (that have in good faith been approved by the Board of Directors) with employees giving the Company the right to repurchase shares upon the termination of services); or (c) issue any preferred stock that is junior in rank to the Series E Preferred Stock.

10.       Status of Shares. All Series E Preferred Stock that are at any time converted pursuant to paragraph 4 above, and all Series E Preferred Stock that are otherwise reacquired by the Company and subsequently canceled by the Board of Directors, shall be retired and shall not be subject to reissuance.

11.       Certain Definitions. As used in this Certificate, the following terms shall have the following respective meanings:

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under common control with such specified person. For purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or otherwise; and the term “controlling” and “controlled” having meanings correlative to the foregoing.

“Business Day” shall mean any day except a Saturday, Sunday or day on which the Federal Reserve Bank of New York, New York is closed in the ordinary course of business.

“Capital Stock” of any person or entity means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common stock or preferred stock of such person or entity, including, without limitation, partnership and membership interests.

“Change of Control” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company; (b) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of (other than as a direct result of normal, uncoordinated trading activities in the Common Stock generally); (c) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least fifty percent (50%) of the voting equity of the surviving entity; (d) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than fifty percent (50%) of the voting equity of the Company; (e) the replacement of a majority of the Board of Directors with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement; or (f) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Exchange Act and the regulations of the Commission issued thereunder).

“Common Stock" means the common stock, par value $0.0001 per share, of the Company.

“Conversion Shares Proceeds Amount” means all proceeds of any Conversion Shares actually sold by the Holder.

“Holder” means any holder of Series E Preferred Stock, all of such holders being the “Holders.”

“Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries, taken as a whole.

“Minimum Proceeds Amount” means Four Hundred Thousand Dollars ($400,000).

“Minimum Redemption Price” means Two and 64/100 Dollars ($2.64) per share.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

“Redemption Price” means the amount equal to the Minimum Proceeds Amount less the Conversion Shares Proceeds Amount divided by the number of both shares of Series E Preferred Stock and unsold Conversion Shares following the Redemption Trigger Period, not less than the Minimum Redemption Price.

“Required Holders” means the Holders of at least a majority of the outstanding Series E Preferred Stock.

“Senior Preferred Stock” shall mean the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock.

“Stated Value” shall mean $2.64 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after November 28, 2018 with respect to the Series E Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned Chief Executive Officer as of December 10__, 2018.

BIOHITECH GLOBAL, INC.

By:
Name:	Frank E. Celli
Title:	Chief Executive Officer

EXHIBIT A

CONVERSION NOTICE

The undersigned hereby elects to convert shares of Series E Preferred Stock (the “Preferred Stock”) represented by certificate No(s). , into shares of common stock (the “Common Stock”) of BioHiTech Global, Inc. (the “Corporation”) according to the terms and conditions of the Certificate of Designation relating to the Preferred Stock (the “Certificate of Designation”), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation.

Conversion Date:

Number of Shares of Series E Preferred Stock to be Converted:

Applicable Conversion Rate:

Number of Shares of Common Stock to be Issued: Name of Holder:

Address:

Signature:
Name:
Title: